Exhibit 99.1

DRI Capital Inc. Acquires Royalties from Nanogen Inc. for US$10 Million

TORONTO, ONTARIO and SAN DIEGO, CALIFORNIA, March 31, 2008 – DRI Capital Inc. (DRI) and Nanogen Inc. (Nasdaq: NGEN) announced today that they have entered into an agreement for DRI to acquire, for US$10 million, all future royalties generated by Applied Biosystems (ABI) under a license ABI has taken from Nanogen for MGB™ (minor groove binder) technology.

“This transaction extends DRI’s interests in royalties related to molecular biology research tools” said Joshua Salisbury, Managing Director at DRI. “This agreement is another example of the tailored and innovative sources of capital DRI offers and we are pleased that we were able to work with Nanogen again.”

“Monetizing this royalty stream provides us with a non-dilutive means of raising capital to fund our operations as we work towards achieving cash flow breakeven in late 2008.” said Howard C. Birndorf, Nanogen chairman and chief executive officer.

The royalty payments included in the agreement are related to Nanogen’s patented MGB™ technology that has been licensed to ABI for use in ABI’s TaqMan® products (TaqMan® is a registered trademark of Roche Molecular Systems, Inc.). ABI’s TaqMan® assays library using Nanogen’s MGB™ is the leading life science research product library for PCR applications. Nanogen’s MGB™ moiety provides many advantages in the design of oligonucleotide probes, and has become a sought after component for many companies working in the molecular detection and diagnostic marketplace. Nanogen has an active partnering and licensing program and has more than 40 patents related to nucleic acid detection

About DRI Capital

DRI Capital is a privately held investment management company, focused on the healthcare industry, with over US$1 billion under management. DRI Capital currently manages two funds: the Royalty Monetization Fund and the Structured Finance Fund.

The Royalty Monetization Fund acquires existing royalty streams at competitive rates from companies, institutions and inventors. DRI Capital is a leader in monetizing royalties, having acquired over US$850 million in royalty-based cash flows on commercialized products. In 2007 alone, DRI Capital has deployed about US$450 million with royalty acquisitions on products such as Enbrel, Flumist, Preotact and PEG-INTRON.

The Structured Finance Fund, launched in January 2008 with approximately US$300 million, is a hybrid debt and equity fund which invests in commercial stage healthcare products through investments in synthetic royalties, debt, and structured debt/equity instruments. The fund focuses on commercial stage pharmaceuticals and medical devices and is not limited to a therapeutic category or market segment. The financing that the Structured Finance Fund provides, which is primarily non-dilutive, allows for companies to finance in-licensing and new product acquisitions, sales force expansions, or fund additional capital needs.

www.dricapital.com

About Nanogen, Inc.

Nanogen (Nasdaq:NGEN - News) has a strong product and proprietary technology base of diagnostic solutions for two of the fastest growing in vitro diagnostic (IVD) markets—molecular diagnostics and rapid point-of-care testing. The company provides their innovative, high-quality diagnostic products to clinicians and physicians worldwide, making it easier to predict and diagnose diseases, ultimately improving patient care. Products include molecular diagnostic kits and reagents, and kits for rapid, point-of-care testing. Nanogen has pioneered research in areas involving biomedical markers, molecular biology and nanotechnology to bring better results to diagnostics and healthcare. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Actual results may differ materially from these forward-looking statements due to a number of factors and, consequently, you should not rely on such forward looking statement as prediction of future event. These factors include, but are not limited to, the Company’s ability to achieve cash flow breakeven, ability to obtain financing, its ability to comply with the terms of its outstanding indebtedness, ability to remain listed on the NASDAQ Global Market, whether patents owned or licensed by the Company will be developed into products, whether the patents owned by Company offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

CONTACT:

Joshua Salisbury, Managing Director, Healthcare Funds, DRI Capital, (416) 324-5712, js@dricapital.com

Nick Venuto, CFO, Nanogen, (858) 410-4600, nvenuto@nanogen.com